Exhibit 99.1

Celldex Reports Second Quarter 2010 Financial Results

- Management to Host Conference Call Today at 10:00 AM Eastern Time -

NEEDHAM, Mass.--(BUSINESS WIRE)--August 4, 2010--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the second quarter ended June 30, 2010. Celldex reported a net loss of $9.5 million, or $0.30 per share, for the second quarter of 2010 compared to a net loss of $8.7 million, or $0.55 per share, for the second quarter of 2009. For the six months ended June 30, 2010, Celldex reported a net loss of $16.1 million, or $0.51 per share, compared to a net loss of $16.4 million, or $1.04 per share, for the six months ended June 30, 2009. At June 30, 2010, Celldex reported cash, cash equivalents and marketable securities of $65.8 million, a decrease of $9.5 million from March 30, 2010. The decrease is due primarily to operational expenses, $1.4 million in severance payments related to the CuraGen acquisition and $0.7 million in capital expenditures made during the second quarter of 2010. Remaining severance payments of $0.5 million and $0.7 million will be made in 2010 and 2011, respectively. We believe that expected cash inflows from existing collaborations, interest income on invested funds and our current cash, cash equivalents and marketable securities at June 30, 2010 are sufficient to meet estimated working capital requirements and fund planned operations into 2012.

“In the second quarter of 2010, Celldex made significant progress advancing our Precision Targeted Immunotherapy (PTI) platform and our pipeline,” said Anthony S. Marucci, Celldex’s President and Chief Executive Officer. “We initiated a Phase 2 study of CDX-1307 in bladder cancer and presented positive data from three product candidates in four presentations at the American Society of Clinical Oncology annual meeting. As we look to the second half of 2010, we will continue this momentum by expecting to initiate a Phase 2b study of CDX-011, our antibody-drug conjugate (ADC), in breast cancer. These accomplishments would position us at year end with four product candidates in late-stage studies and a rich portfolio of earlier stage candidates. The depth and diversity of our pipeline reflects the potential for Celldex’s Precision Targeted Immunotherapy Platform to treat cancer and other difficult-to-treat diseases.”

Second quarter highlights:

  In May, we initiated a 60 patient randomized (1:1) Phase 2 controlled study of CDX-1307, the Company’s first antibody-based dendritic cell targeted vaccine, in combination with multiple immune modulators. This study, the N-ABLE Trial (Neoadjuvant and Adjuvant Bladder Cancer Trial), evaluates the CDX-1307 regimen in both neoadjuvant and adjuvant settings in patients with newly diagnosed muscle-invasive bladder cancers that express hCG-beta. Preliminary data is expected by year-end 2011.
  Also in May, the U.S Food and Drug Administration (FDA) granted Fast Track designation to Celldex’s CDX-011 (glembatumumab vedotin) for the treatment of advanced, refractory/resistant GPNMB-expressing breast cancer. We expect to initiate a randomized (2:1) Phase 2b controlled study for CDX-011 in 120 patients with heavily pre-treated, advanced breast cancer during the third quarter.
  The Company and its collaborators made the following four (4) presentations at the recent American Society of Clinical Oncology (ASCO) annual meeting in June:

    Presented interim data for the first 40 patients from the ACT III study, a trial testing rindopepimut (CDX-110 or PF-04948568) in newly diagnosed Glioblastoma Multiforme (GBM). These results from approximately 25 clinical sites across the U.S. were consistent with results from earlier Phase 2 studies conducted at only 2 sites. Rindopepimut is partnered with Pfizer.
    Presented final safety and immune activity data for CDX-011, an antibody-drug conjugate, in patients with advanced melanoma.
    Presented data on the correlation of GPNMB expression with outcomes in breast cancer patients treated with CDX-011. The ADC technology was licensed from Seattle Genetics, Inc.
    Presented the clinical design for the randomized CDX-1307 Phase 2 study in muscle-invasive bladder cancer.

Upcoming events

  The Company expects to present preliminary data from the CDX-1401 Phase 1/2 study at the 25th Annual Meeting of the International Society for Biological Therapy of Cancer to be held October 2-4th in Washington, DC.
  In Q4-2010, the Company expects to initiate a Phase 1 trial in healthy subjects with CDX-301. CDX-301 is known as FLT3 ligand, a hematopoietic growth factor that has had some previous experience in human trials. Having acquired this product from Amgen last year, the Company believes there are very specific clinical opportunities for CDX-301. Our first priority is to develop this molecule for stem cell transplant, where it has demonstrated improvement of immune cell reconstitution in animal models. Other indications will then follow.
  Finally in Q4-2010, the Company expects to complete the renovations of its Fall River, MA, manufacturing facility to increase its capacity by installing a 1000L bioreactor and make the facility EMEA compliant. Implementing EMEA requirements along with US GMPs will allow Celldex to distribute products to clinical sites in both the US and EU.

Further Financial Highlights

Second Quarter Results

The net loss of $9.5 million for the second quarter of 2010 represents an increased loss of $0.8 million when compared to the net loss for the same period in 2009, primarily due to increases in research and development (R&D), royalty, amortization and interest expenses in the second quarter of 2010, offset partially by decreases in general and administrative (G&A) expenses.

Revenues for the second quarter of 2010 increased slightly when compared to the second quarter of 2009. Product development and licensing revenue in both 2010 and 2009 primarily reflects recognition of $1.3 million in Pfizer deferred revenue related to rindopepimut (CDX-110) in the three-month periods. In 2010, Celldex recognized $1.6 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital (CCH) compared to product royalty revenue of $1.2 million payable to CCH in 2009.

R&D expenses in the second quarter of 2010 and 2009 were approximately $7.3 million and $6.4 million, respectively. Changes in R&D expenses between 2010 and 2009 primarily reflect higher personnel-related expenses, facility-related expenses, contract manufacturing expenses and license/milestone payments to licensors, offset by lower laboratory supplies and services expenses in 2010.

Royalty expense includes product royalty and sublicense royalty fees on our out-licensed programs. The $0.4 million increase in royalty expenses in the second quarter of 2010 was due to an increase in Rotarix® related royalty fees. Our retained interests in Rotarix® net royalties, which were not sold to Paul Royalty Fund, are recorded as product royalty revenue and a corresponding amount that is payable to CCH is recorded as royalty expense.

G&A expense decreased by $0.9 million to $2.6 million in 2010 as compared to G&A expense of $3.5 million in the second quarter of 2009 primarily due to professional services expenses incurred in 2009 in connection with the acquisition of CuraGen Corporation, partially offset by higher personnel expense during the three months ended June 30, 2010, primarily related to higher headcount.

The $0.6 million increase in amortization expense for the quarter ended June 30, 2010 was primarily due to the amortization of intangible assets acquired in connection with the acquisition of CuraGen Corporation.

During the quarter ended June 30, 2010, cash, cash equivalents and marketable securities decreased by approximately $9.5 million from March 31, 2010, primarily due to operating expenses incurred during the quarter, CuraGen-related severance payments, capital expenditures related to renovations at our Fall River, MA manufacturing facility and prepayments of clinical trial and contracted research costs.

Six Month Results

The net loss of $16.1 million for the first six months of 2010 approximates the net loss of $16.4 million for the same period in 2009. Higher operating and interest expenses were incurred during the first half of 2010 compared to 2009, partially offset by the receipt of a sublicense income payment of $3.0 million from TopoTarget A/S in the first quarter of 2010.

Revenues for the first six months of 2010 increased by $0.2 million compared with revenues for 2009. Product development and licensing revenue in both 2010 and 2009 primarily reflects recognition of $2.6 million in Pfizer deferred revenue related to rindopepimut (CDX-110) in the six-month periods. The increase in contracts and grants revenue in 2010 compared to 2009 primarily reflects revenues for work performed for Rockefeller University. In the first six months of 2010, Celldex also recognized $3.7 million in product royalty revenue related to offsetting royalty expense payable to CCH compared to $3.2 million in 2009.

R&D expense in the first six months of 2010 increased by $0.8 million compared to 2009 due primarily to the combined operations of Celldex and CuraGen for the full six-month period in 2010, including increased personnel-related expenses, contract manufacturing expenses and facility-related costs. These increases were partially offset by decreased clinical trials costs and laboratory supplies and services expenses. Royalty expenses for 2010 increased by $0.5 million due to increased royalty expense to CCH.

G&A expense decreased by $1.4 million to $5.4 million in 2010 as compared to G&A expense of $6.9 million in the first six months of 2009, primarily due to reduced personnel-related and M&A-related professional services expenses incurred in 2009.

The $2.0 million increase in amortization expense for the six months ended June 30, 2010 was primarily due to the amortization of intangible assets acquired in connection with the CuraGen acquisition.

The $3.1 million increase in investment and other income, net in 2010, is primarily due to other income of $3.0 million recorded for the TopoTarget sublicense income payment. The $0.6 million increase in interest expense was primarily due to interest recorded in 2010 on the CuraGen convertible debt, which Celldex assumed in connection with the CuraGen acquisition.

As of June 30, 2010, Celldex had approximately 31.9 million shares outstanding.

Webcast and Conference Call

Celldex will host a conference call and live webcast at 10:00 AM ET on Wednesday, August 4, 2010, to provide an update on anticipated research and development and business objectives for 2010. Linda T. Vahdat, M.D., Director of the Breast Cancer Research Program and Professor of Medicine at Weill Medical College of Cornell University, will join the call to discuss CDX-011 data presented at ASCO. Dr. Vahdat is a leading investigator in the development of new therapies for breast cancer and was an important leader in Celldex’s Phase 1/2 study of CDX-011 in advanced breast cancer.

The conference call will be webcast live over the Internet and can be accessed by logging on to the "News & Events" section of the Celldex Therapeutics website at www.celldextherapeutics.com. The call can also be accessed by dialing 866-356-4279 (within the United States) or 617-597-5394 (outside the United States). The passcode for participants is 88140532.

A replay of the call will be available approximately two hours after the live call concludes through August 18, 2010. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 30161680. The webcast will also be archived on the Company’s website.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy (PTI) Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, Belinostat, Rotarix® and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital on acceptable terms, or at all; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; our development partners’ willingness to make announcements with respect to co-developed products; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of rindopepimut (CDX-110); the uncertainties of any future payments with respect to Belinostat, as the development and commercialization of Belinostat is completely outside of Celldex's control; the uncertainties of any future royalty payments with respect to Rotarix®, as the commercialization of Rotarix® is completely outside of Celldex's control; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter		Six Months
OF OPERATIONS DATA	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$1,399	$1,497	$2,746	$2,999
Contracts and Grants	-	-	220	139
Product Royalties	1,552	1,188	3,698	3,279

Total Revenue	2,951	2,685	6,664	6,417

OPERATING EXPENSE
Research and Development	7,256	6,433	13,694	12,890
Royalty	1,732	1,369	4,059	3,598
General and Administrative	2,591	3,511	5,426	6,851
Gain on Sale of Assets	-	-	-	(604)
Amortization of Acquired Intangible Assets	658	95	2,178	191

Total Operating Expense	12,237	11,408	25,357	22,926

Operating Loss	(9,286)	(8,723)	(18,693)	(16,509)

Investment and Other Income, Net	95	55	3,257	179
Interest Expense	(334)	(37)	(671)	(78)

Net Loss	$(9,525)	$(8,705)	$(16,107)	$(16,408)

Basic and Diluted Net Loss per
Common Share	$(0.30)	$(0.55)	$(0.51)	$(1.04)
Weighted Average Common
Shares Outstanding	31,815	15,834	31,755	15,826

CONDENSED CONSOLIDATED
BALANCE SHEETS			June 30,	December 31,
			2010	2009
			(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities			$65,832	$82,453
Other Current Assets			2,419	1,523
Property and Equipment, net			10,972	11,489
Intangible and Other Assets, net			42,348	44,899
Total Assets			$121,571	$140,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$23,714	$14,407
Long-Term Liabilities			37,855	52,190
Stockholders' Equity			60,002	73,767
Total Liabilities and Stockholders' Equity			$121,571	$140,364

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com